Exhibit 12.2

                         UNITED STATES STEEL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                -------------------------------------------------
                              (Dollars in millions)


                               Six Months
                                 Ended           Year Ended December 31
                                June 30     ---------------------------------
                              2002   2001   2001   2000   1999   1998   1997
                              ----   ----   ----   ----   ----   ----   ----
Portion of rentals
  representing interest        $21    $21   $ 45   $ 48   $ 46   $ 52   $ 47
Capitalized interest             -      1      1      3      7      6      7
Other interest and fixed
  charges                       68     35    153    115     74     47     91
                              ----   ----   ----   ----   ----   ----   ----
Total fixed charges (A)        $89    $57   $199   $166   $127   $105   $145
                              ====   ====   ====   ====   ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)              $23  $(139) $(387)  $187   $295   $618   $781

                              ====   ====   ====   ====   ====   ====   ====
Ratio of (B) to (A)            (a)    (b)    (c)   1.13   2.33   5.89   5.39
                              ====   ====   ====   ====   ====   ====   ====

(a) Earnings did not cover fixed charges by $66 million.
(b) Earnings did not cover fixed charges by $196 million.
(c) Earnings did not cover fixed charges by $586 million.